                                                                  EXHIBIT 99.1


Press Release   Source: Next Level Communications

Next Level CEO Comments on Motorola's Announcement of Unsolicited Tender Offer

Monday January 13, 10:51 am ET

ROHNERT PARK, Calif.--(BUSINESS WIRE)--Jan. 13, 2003--J. Michael Norris, chairman and chief executive officer of Next Level Communications, Inc. (Nasdaq:NXTV - News), a leader in the development of integrated multimedia broadband access systems for communications service providers, commented today on Motorola, Inc.'s announcement of an unsolicited tender offer for all shares of Next Level stock not held by Motorola at $1.04 per share.

"Next Level has not been for sale," said Norris. "Motorola has not discussed its unsolicited tender offer with management and the independent directors and, as indicated in Motorola's press release, is not asking the Board to approve the offer. Management and the Board intend to fulfill their fiduciary duties to the stockholders and will have further comment on the Motorola unsolicited offer when appropriate."

About Next Level Communications

Next Level is a world leader in integrated broadband access platforms for delivering any combination of voice, high-speed data and multi-stream digital video services into the home or office. Next Level offers a unified multi-service, multi-band platform that lets communications service providers enter a more profitable broadband market segment by delivering a virtual communications and entertainment center over existing copper telephone lines. Next Level's highly scalable networking products, management tools and support assistance allow communications service providers to deliver a range of subscriber services, and realize significant new revenue streams. Founded in 1994 and headquartered in Rohnert Park, Calif., the company has deployed its state-of-the-art systems for more than 100 communications service providers worldwide. For additional information, visit http://www.nlc.com.

Next Level Communications and the NLC logo are trademarks or registered trademarks of Next Level Communications in the United States and other countries.

This release contains "forward-looking" statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally preceded by words including, without limitation, "will," "plans," "expects," "believes," "anticipates" or "intends." Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that realistically could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors" in our Form 10-K for the year ended December 31, 2001.


Contact:
     Next Level Communications
     Geoff Burke, 707/584-6565
     gburke@nlc.com
      or
     A&R Partners for Next Level
     Jonathan Bass, 650/762-2822
     jbass@arpartners.com